Exhibit 23.5
September 21, 2010
Consent of HVS
     We hereby consent to the use of our name in the Registration Statement on Form S-4 (Registration No. 333-168685) filed by Summit Hotel OP, LP with the Securities and Exchange Commission and the related proxy statement/prospectus included therein and any amendments or supplements to either (collectively, the “Registration Statement”) and the references to, and summary of, our appraisals of certain of Summit Hotel Properties, LLC’s hotels, wherever appearing in the Registration Statement, including, but not limited to, the references to the name of our company under the heading “The Reorganization—Background of the Reorganization.”

HVS

By:	/s/ Tanya Pierson
	Name:	Tanya Pierson
	Title:	Senior Vice President